Exhibit C

December 12, 2014

Ministry of Finance of the Republic of Chile

Teatinos 120, piso 12

Santiago, Chile

Ladies and Gentlemen:

We have acted as special New York counsel to the Republic of Chile (“Chile”) in connection with Chile’s offering pursuant to a registration statement (No. 333-183920) filed with the Securities and Exchange Commission under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”), of €800,000,000 aggregate principal amount of Chile’s 1.625% Notes due 2025 (the “Euro Notes”) issued pursuant to an indenture dated as of December 12, 2014 (the “Indenture”), between Chile and The Bank of New York Mellon, as trustee (the “Trustee”). Such registration statement, as amended as of its most recent effective date, December 2, 2014, insofar as it relates to the Euro Notes (as determined for purposes of Rule 430B(f)(2) under the Securities Act), is herein called the “Registration Statement”; the related prospectus dated December 2, 2014 included in the Registration Statement is herein called the “Base Prospectus”; and the related prospectus supplement relating to the Euro Notes dated December 3, 2014, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, is herein called the “Final Prospectus Supplement.” The Base Prospectus and the Final Prospectus Supplement together are herein called the “Final Prospectus.”

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)           the Registration Statement and the Final Prospectus;

(b)           a copy of the executed Indenture;

(c)                                  a copy of the executed Authorization, dated as of December 12, 2014, pursuant to which the terms of the Euro Notes were established;

(d)                                 a facsimile copy of the Euro Notes, in global form as executed by Chile and authenticated by the Trustee; and

(e)                                  a copy of the executed underwriting agreement relating to the Euro Notes, dated as of December 3, 2014, between Chile and the underwriters named therein (the “Euro Underwriting Agreement”).

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such other documents and other certificates of public officials and representatives of Chile and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) that all agreements and documents we have examined have been duly authorized, executed and delivered pursuant to Chilean law; (ii) that each party has full power, authority and legal right to enter into such agreement or to issue such document, and to perform its obligations thereunder; (iii) that all signatures on all such agreements and documents are genuine; (iv) the accuracy as to factual matters of each document we have reviewed; and (v) that the Euro Notes have been duly authenticated in accordance with the terms of the Indenture and paid in accordance with the terms of the Euro Underwriting Agreement.

Based on the foregoing and subject to the further assumptions and qualifications set forth below, it is our opinion that the Euro Notes are valid, binding and enforceable obligations of Chile.

In giving the foregoing opinion, (a) we have assumed that each of Chile and the Trustee has satisfied those legal requirements that are applicable to it to the extent necessary to make the Indenture and the Euro Notes enforceable against the parties thereto (except that no such assumption is made as to Chile regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable in relation to the Indenture or the Euro Notes), and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, to general principles of equity, and to possible judicial action giving effect to foreign governmental actions or foreign laws affecting creditors’ rights. We note that the designation in Section 9.7(b) of the Indenture and Paragraph 15(b) of the terms and conditions of the Euro Notes of the U.S. federal courts sitting in The City of New York as a venue for actions or proceedings relating to the Indenture and the Euro Notes is (notwithstanding the waiver in Section 9.7(e) of the Indenture and Paragraph 15(d) of the terms and conditions of the Euro Notes) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. § 1404(a) or to dismiss such actions or proceedings on the grounds that such federal court is an inconvenient forum for such action or proceeding.

In addition, we note that the enforceability of the waiver of immunities by Chile set forth in Section 9.7(e) of the Indenture, and Paragraph 15(d) of the terms and conditions of the Euro Notes, is subject to the limitations imposed by the Foreign Sovereign Immunities Act of 1976. We also express no opinion as to the enforceability of any such waiver of immunity to the extent that it purports to apply to any immunity to which Chile may become entitled after the date thereof.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 5 to the registration statement (No. 333-183920) and to the references to us under the heading “Validity of the Securities” in the Base Prospectus and “Validity of the Notes” in the Final Prospectus Supplement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statements, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Commission issued thereunder. We assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Andrés de la Cruz
Andrés de la Cruz, a Partner